Exhibit 10.1

                              PUBLISHING AGREEMENT

                                      AMONG

                            SUREWEST COMMUNICATIONS,

                               SUREWEST TELEPHONE

                                       AND

                              GATEHOUSE MEDIA, INC.

                                FEBRUARY 28, 2007

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                                TABLE OF CONTENTS

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ARTICLE I       DEFINITIONS...........................................................................     1

     Section 1.1.      General Rules of Construction..................................................     1
     Section 1.2.      Definitions....................................................................     2

ARTICLE II      TERM OF AGREEMENT.....................................................................     8
ARTICLE III     RIGHTS AND OBLIGATIONS OF PUBLISHER...................................................     8

     Section 3.1.      Publication....................................................................     8
     Section 3.2.      Premium Listings...............................................................     9
     Section 3.3.      Phone Service Pages............................................................    10
     Section 3.4.      Changes To White Pages; Courtesy Classified Listings...........................    11
     Section 3.5.      Editorial Discretion...........................................................    12
     Section 3.6.      Delivery and Distribution......................................................    12
     Section 3.7.      Rights in the Directory Products...............................................    13
     Section 3.8.      Changes in Service Areas.......................................................    13
     Section 3.9.      Open Access Termination........................................................    14
     Section 3.10.     Regulatory Change..............................................................    14
     Section 3.11.     Publishing Order...............................................................    15
     Section 3.12.     SureWest Services..............................................................    15

ARTICLE IV      RIGHTS AND OBLIGATIONS OF SUREWEST AND/OR SWT.........................................    15

     Section 4.1.      Delivery of Subscriber List Information and Subscriber Delivery Information....    15
     Section 4.2.      Official Directory Publisher Designation.......................................    17

ARTICLE V       CLAIMS, LIABILITY AND INDEMNIFICATION.................................................    18

     Section 5.1.      Listing Claims.................................................................    18
     Section 5.2.      Advertising Claims.............................................................    18
     Section 5.3.      Cooperation....................................................................    18
     Section 5.4.      Indemnification................................................................    18
     Section 5.5.      Notice and Procedures..........................................................    19
     Section 5.6.      Time Limitation................................................................    20

ARTICLE VI      TERMINATION...........................................................................    20

     Section 6.1.      Termination By Publisher.......................................................    20
     Section 6.2.      Termination By SureWest........................................................    21
     Section 6.3.      Transition Upon Termination....................................................    22
     Section 6.4.      Termination Without Prejudice..................................................    23

ARTICLE VII     OTHER DEFAULTS; LIMITATION OF LIABILITY...............................................    23

     Section 7.1.      Other Defaults.................................................................    23
     Section 7.2.      Limitation of Liability........................................................    23
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                                TABLE OF CONTENTS
                                   (continued)

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ARTICLE VIII    EXCUSED PERFORMANCE...................................................................    23

     Section 8.1.      General Force Majeure..........................................................    23
     Section 8.2.      Disaster Recovery Plan.........................................................    24

ARTICLE IX      MISCELLANEOUS.........................................................................    24

     Section 9.1.      Confidentiality................................................................    24
     Section 9.2.      Further Assurances.............................................................    24
     Section 9.3.      No Agency Right to Subcontract.................................................    24
     Section 9.4.      Governing Law; Service of Process; Jurisdiction................................    25
     Section 9.5.      Waiver of Jury Trial...........................................................    25
     Section 9.6.      Amendments; Waivers............................................................    25
     Section 9.7.      No Assignment..................................................................    25
     Section 9.8.      Notices........................................................................    26
     Section 9.9.      Entire Agreement...............................................................    26
     Section 9.10.     Severability...................................................................    26
     Section 9.11.     Headings.......................................................................    27
     Section 9.12.     Counterparts...................................................................    27
     Section 9.13.     Successors and Assigns; No Third Party Beneficiaries...........................    27
     Section 9.14.     Interpretation.................................................................    27
     Section 9.15.     Attorneys' Fees and Costs......................................................    27

EXHIBITS

3.12            Form of SureWest Services Agreement

SCHEDULES

4.1             Delivery of Subscriber List Information and Subscriber Delivery Information

1.1B            Service Areas

3.2             Premium Listings
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                              PUBLISHING AGREEMENT

         This Publishing Agreement (this "Agreement") is entered into as of February 28, 2007, by and among SureWest Communications ("SureWest"), SureWest Telephone ("SWT" and together with SureWest, the "SureWest Parties"), and GateHouse Media, Inc., a Delaware corporation ("Publisher"). Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in
Article I.

                                    RECITALS

         WHEREAS, Publisher and SureWest have entered into that certain Share Purchase Agreement dated as of January 28, 2007 (the "Share Purchase Agreement"), pursuant to which Publisher has agreed to purchase from SureWest, and SureWest has agreed to sell to Publisher, all of the issued and outstanding capital stock of SureWest Directories ("Company");

         WHEREAS, SWT has the right to offer and provide local telephone service in the Service Areas (as defined below);

         WHEREAS, SWT is required to publish directories and deliver directories containing listings of certain residential and business Subscribers (as defined below) in each Service Area pursuant to (i) tariffs and (ii) laws, rules, regulations and orders of certain Governmental Entities, in each case as the same may be in effect from time to time (such requirements pursuant to all of the foregoing, the "Publishing Obligation");

         WHEREAS, in connection with and furtherance of, and as consideration for, the performance by Publisher of its obligations set forth herein, SureWest has agreed to allow Publisher to use the Licensed Marks (as defined in the Licensing Agreement, dated as of the date hereof, between SureWest and Publisher (the "Licensing Agreement")) on the terms and subject to the conditions set forth in the Licensing Agreement; and

         WHEREAS, the SureWest Parties desire that Publisher fulfill and Publisher is willing to fulfill the Publishing Obligation on behalf of SWT, in each case on the terms and subject to the conditions set forth herein and in the Licensing Agreement.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the Parties intending to be legally bound, agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         Section 1.1.   General Rules of Construction. For all purposes of this
Agreement: (i) the terms defined in this Agreement include the plural as well as the singular; (ii) all references in this Agreement to designated "Recitals", "Articles", "Sections" and other subdivisions are to the designated Recitals, Articles, Sections and other subdivisions of the body of this Agreement; (iii) pronouns of either gender or neuter include, as appropriate, the other pronoun forms; (iv) the words "herein," "hereof' and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; (v) "or" is not exclusive; (vi) "including" and "includes" shall be deemed to be followed by "but not limited to" and "but is not limited to," respectively; (vii) any definition of or reference to any law, agreement, instrument or other document herein shall, unless expressly stated to the contrary, be construed as referring to such law, agreement, instrument or other document as from time to time amended, supplemented or otherwise modified; and (viii) any definition of or reference to any statute shall be construed as referring also to any rules and regulations promulgated thereunder.

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         Section 1.2.   Definitions. Capitalized terms used but not otherwise
defined in this Agreement shall have the meanings set forth in this Section 1.2:
..

         "Action" means any action, complaint, petition, investigation, suit or other proceeding, whether administrative, civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

         "Activity Default Notice" has the meaning set forth in Section 6.2(d).

         "Additional Legal Requirement" means any change in any Legal Requirement or any new or additional Legal Requirement.

         "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified person. The term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with") means the possession of the power to direct the management and policies of the referenced Person through ownership of more than 50% of the voting power in the referenced Person, through contractual arrangement or otherwise. A Person shall become an Affiliate of a Person at such time as it obtains control of, or becomes controlled by, or falls under common control with, such Person, and shall no longer be an Affiliate of such Person from and after the date that it ceases to control, be controlled by or be under common control with, such Person.

         "Agreement" has the meaning set forth in the preamble to this Agreement.

         "Bankruptcy Code" means the United States Bankruptcy Code (11 U.S.C.
Section 101 et seq.), as amended from time to time, and any successor statute.

         "Billing Services Agreement" means the Billing Services Agreement, dated as of the date hereof, between SureWest on behalf of certain of its affiliates and Publisher.

         "Breach Resolution Process" has the meaning set forth in Section
6.1(a).

         "Change of Control" means: (i) an acquisition by any Person or group of Persons of the voting stock of the referenced Person in a transaction or series of transactions, if immediately thereafter such acquiring Person or group has, or would have, beneficial ownership of more than fifty percent (50%) of the combined voting power of the referenced Person's then outstanding voting stock, including any such acquisition by way of a merger, consolidation or reorganization (including under the Bankruptcy Code), or series of such related transactions, involving the referenced Person, (ii) a sale, assignment or other transfer of all or substantially all of the referenced Person's assets, or (iii) a confirmation of any plan of reorganization or liquidation under, or sale of assets pursuant to, the Bankruptcy Code, any out-of-court recapitalization or reorganization transaction or exchange offer, in any case in which more than fifty percent (50%) of such Person's outstanding equity securities are issued in exchange for all or a significant portion of such Person's outstanding debt or other securities, or a deed in lieu of foreclosure or any other remedy or right at law or contract by which substantially all of such Person's equity securities or assets are surrendered, assigned or otherwise transferred to another Person.

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         "Claims" means any and all claims, causes of action, demands, complaints, disputes, liabilities, obligations, losses, damages, deficiencies, penalties, settlements, judgments, actions, proceedings and suits of whatever kind and nature.

         "CLEC" means a competitive local exchange carrier.

         "Commercial Agreements" means this Agreement, the Non-Competition Agreement, the Licensing Agreement, the Billing Services Agreement and the Listings License Agreement.

         "Courtesy Classified Listing" means one appearance of a business Subscriber's name, address and business telephone number in the classified section of the Yellow Pages for such Subscriber's Scoped Area.

         "Default Notice" has the meaning set forth in Section 6.1(a).

         "Directory Default Notice" has the meaning set forth in Section 6.2(b).

         "Directory Product" means: (i) a telephone directory product or service consisting principally of searchable combinations of classified product and/or service advertisements and associated telephone listings that are delivered or otherwise made available to telecommunications end users in tangible media (e.g., printed paper directories, CD-ROM or DVD); (ii) an on-line product or service that is accessible through an Internet connection or CATV system or an equivalent video delivery system, and that offers to a telecommunications end user substantially the same database of classified product and/or service advertisements and related telephone listings as is made available in tangible media, such as the combination of a stable database of advertiser information and a related "look-up" search capability that was offered at the "sacramento.com" web site as of the Effective Date, or (iii) an on-line product or service that is a directory that offers to a telecommunications end user substantially the same database of listings as are included in the white pages listings in the printed directory product for the same area. For the avoidance of doubt, neither directory assistance services, such as 411 directory assistance (live or mechanized), nor any search capability that extends to information available on the Internet generally shall constitute a Directory Product.

         "Effective Date" means the date of this Agreement.

         "Extended Area Listings" or "EAS Listings" means extended area listings provided by LECs, CLECs or Resellers other than any of the SureWest Parties, for areas outside the applicable Service Area that are within a local calling area which is in part within such Service Area or that are within an established "community of interest" with such Service Area, and that are Legally Required to be included in a directory distributed to Subscribers in such Service Area.

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         "Generic Phone Service Pages" has the meaning set forth in Section
3.3(a)(i).

         "Governmental Entity" means any government, any governmental entity, department, commission, board, agency or instrumentality, and any court, tribunal, or judicial body of competent jurisdiction, in each case whether federal, state, county, provincial, local or foreign.

         "ILEC" has the meaning set forth in Section 3.8(a).

         "Indemnified Party" has the meaning set forth in Section 5.5.

         "Indemnifying Party" has the meaning set forth in Section 5.5.

         "LEC" means a local exchange carrier.

         "Legal Requirements" means as the case may be either (A) (i) the contractual obligations of SureWest or any of its Subsidiaries related to directories under interconnection and similar agreements or other contracts relating to Telecommunication Services entered into between SureWest or any of its Subsidiaries and any Other Service Providers, and (ii) any order, injunction, decree, statute, law, ordinance, principle of common law, rule, tariff, regulation, settlement agreement, arbitration ruling or custom and practice of or on file with any applicable regulatory agency related to directories and applicable to SureWest or any of its Subsidiaries as a LEC, in each case as now existing and as may exist at any time during the term of this Agreement (and any renewals or extensions thereof), or (B) any order, injunction, decree, statute, law, ordinance, principle of common law, rule, tariff, regulation, settlement agreement, arbitration ruling or custom and practice of or on file with any applicable regulatory agency applicable to Publisher or any of its Subsidiaries, in each case as now existing and as may exist at any time during the term of this Agreement (and any renewals or extensions thereof).

         "Legally Required" means that a specified action is reasonably determined by a Party to be necessary in order to satisfy or otherwise fulfill one or more of its Legal Requirements or Additional Legal Requirements.

         "Licensed Marks" has the meaning set forth in the Licensing Agreement.

         "Licensing Agreement" has the meaning set forth in the Recitals to this Agreement.

         "Listings License Agreement" means the Listings License Agreement, dated as of the date hereof, between SWT and Publisher.

         "Loss" means any cost, damage, disbursement, expense, liability, loss, obligation, penalty or settlement, including interest or other carrying costs, legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the referenced Person.

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         "Material Change" means, with respect to any Primary Directory containing White Pages, (i) a change in the Publication date of such Primary Directory of more than three months, (ii) a change in the Scoped Area of such Primary Directory that has the effect of adding or removing a number of White Pages listings equal to more than 20% of the White Pages listings of such Primary Directory, (iii) a change in the media of such Primary Directory (e.g., from paper to CD-ROM), (iv) charging any fee for a copy of such Primary Directory or delivery thereof (unless a fee is charged for such Primary Directory as of the Effective Time) or (v) other major changes relating to other aspects of the Publication of such Primary Directory that would reasonably be expected to have an impact of similar magnitude on the Subscribers; provided that a separation or combination of any White Pages and any Yellow Pages alone, that does not also involve any of the changes described above, shall not be a Material Change.

         "Material Default" means, with respect to either Party, a breach of any material term, condition, covenant or obligation of this Agreement, for any reason other than those described in Article VIII, that is so material and continuing that it has the effect of abrogating such Party's performance and the other Party's enjoyment of the benefits under this Agreement taken as a whole, including an uncured breach of Section 9.7 with respect to assignment of this Agreement as a whole.

         "New Customer" means a Subscriber to local phone service of a SureWest Affiliate who does not currently have any local exchange service and specifically excludes customers who are changing their service from one LEC to another.

         "Non-Competition Agreement" means the Non-Competition Agreement, dated as of the date hereof, between SureWest and Publisher.

         "Notice of Claim" has the meaning set forth in Section 5.5.

         "Open Access Termination" has the meaning set forth in Section 3.9.

         "Other Default" means a breach or violation of or default under this Agreement that is not a Material Default, Service Area Default or Primary Directory Default.

         "Other Service Providers" means CLECs, LECs, Resellers or other providers of Telecommunication Services with whom the SureWest Parties have interconnection or similar agreements or other contracts.

         "Other Subscriber List Information" means a list of the names, addresses, telephone numbers, and primary advertising classifications (as such classifications are assigned at the time of establishment of service) of non-SureWest Subscribers (i.e., the Subscribers of certain Other Service Providers providing such service in the applicable Service Area) that any SureWest Affiliate is Legally Required to publish in its directories, as supplied to Publisher by such SureWest Affiliate, as well as such other listing information about such Subscribers as such SureWest Affiliate may be Legally Required to provide to directory publishers.

         "Party" means each of Publisher, on the one hand, and the SureWest Parties, on the other hand; "Parties" means Publisher and the SureWest Parties, collectively.

         "Person" means an association, a corporation, an individual, a partnership, a limited liability company, a trust or any other entity or organization, including a Governmental Entity.

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         "Premium Listings" means all types of listings in White Pages which are generally offered or otherwise made available to Subscribers by, or on behalf of, SWT, other than Primary Listings.

         "Premium Phone Service Pages" has the meaning set forth in Section 3.3(a)(ii).

         "Primary Directories" means White Pages and/or Yellow Pages directories with respect to a particular Service Area which are Published in accordance with the Publishing Obligation.

         "Primary Directory Default" has the meaning set forth in Section
6.2(b).

         "Primary Listing" means one appearance of (i) a Subscriber's name, address and telephone number (including any nicknames, titles or degrees) and
(ii) any other Subscriber information Legally Required in the White Pages covering the Service Area in which such Subscriber has Telecommunication Services.

         "Publish" or "Publishing" means to engage in, or the act of engaging in, any and all activities required to discharge the Publishing Obligation.

         "Publisher" has the meaning set forth in the preamble to this Agreement.

         "Publisher Premium Listings Share" has the meaning set forth in Section 3.2(a).

         "Publishing Obligation" has the meaning set forth in the third Recital.

         "Publishing Order" has the meaning set forth in Section 3.11.

         "Scoped Area" means, with respect to any Directory Product, the geographic area associated with the Primary Listings included in and serviced by such Directory Product as may be established and modified, subject to Section 3.4, by Publisher from time to time.

         "Service Area(s)" means those geographic areas in which any of the SureWest Parties provides local telephone service as an ILEC listed on Schedule 1.1B, including any such areas added to Schedule 1.1 pursuant to Section 3.8.

         "Service Area Default" has the meaning set forth in Section 6.1(c).

         "Service Area Default Notice" has the meaning set forth in Section 6.1(c).

         "Share Purchase Agreement" has the meaning set forth in the Recitals to this Agreement.

         "Subscriber" means any person or business that orders and/or receives Telecommunication Services from a provider of such services.

         "Subscriber Delivery Information" means a list of the names and delivery addresses of the Subscribers of SWT and certain Other Service Providers as supplied to Publisher by SWT, including Subscribers that have elected not to be published in a Directory Product, and such other information, such as non-confidential telephone numbers, that is required, customary or useful for the complete and accurate delivery of Primary Directories or as SureWest may be Legally Required to provide to directory publishers.

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         "Subscriber List Information" means the SureWest Subscriber List
Information and the Other Subscriber List Information.

         "Subsidiary" means, with respect to any Person, each other Person in which such Person owns or controls, directly or indirectly, capital stock or other equity interests representing at least 50% of the outstanding voting stock or other equity interests.

         "SureWest" has the meaning set forth in the preamble to this Agreement.

         "SureWest Parties" has the meaning set forth in the preamble to this Agreement.

         "SureWest Subscriber List Information" means a list of the names, addresses, telephone numbers, and primary advertising classifications (as such classifications are assigned at the time of establishment of service) of the Subscribers of any SureWest Affiliate in the applicable Service Area, who do not limit publication of their information, as supplied to Publisher by such SureWest Affiliate, and such other listing information about such Subscribers as a SureWest Affiliate may be Legally Required to provide to directory publishers.

         "SWT" means SureWest Telephone.

         "Telecommunication Services" means telecommunications, internet connectivity, broadband access, wireless communications or other comparable or successor telephony or data products or services.

         "Transaction Agreements" means the Share Purchase Agreement and the Transition Services Agreement.

         "Transition Costs" has the meaning set forth in Section 6.3(a).

         "Transition Services Agreement" means the Transition Services Agreement, dated as of the date hereof, between SureWest and Purchaser.

         "Video Services" means video-conferencing, television, cable, direct broadcast satellite, video-on-demand or other video services.

         "White Pages" means the information Published by Publisher with respect to any Service Area comprised of or including the alphabetical listings of residential and business Subscribers having Telecommunication Services for such Service Area.

         "Yellow Pages" means the information Published by Publisher with respect to any Service Area comprised of or including classified listings, including where applicable Courtesy Classified Listings.

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                                   ARTICLE II
                                TERM OF AGREEMENT

         Subject to the provisions of Article 6, this Agreement shall become effective as of the Effective Date and remain in effect until the thirty-fifth
(35th) anniversary of the Effective Date. Thereafter, this Agreement shall automatically renew for additional ten (10) year terms unless either Party provides written termination notice to the other Party at least 24 months prior to the end of the then current term.

                                   ARTICLE III
                       RIGHTS AND OBLIGATIONS OF PUBLISHER

         Section 3.1.   Publication.

                (a) Subject to the terms of this Agreement, Publisher shall, at no charge to the SureWest Parties or any SureWest Affiliate, their Subscribers, Other Service Providers or the Subscribers of Other Service Providers, subject to Section 3.11, (i) Publish on behalf of SureWest or a SureWest Affiliate, SureWest-exclusive White Pages covering, in the aggregate, the Service Areas, (ii) Publish Primary Listings in the applicable White Pages,
(iii) to the extent it is a Legal Requirement, Publish a Courtesy Classified Listing in the applicable Yellow Pages for each business Subscriber (unless such Subscriber has indicated to Publisher or any SureWest Party that it does not want such Courtesy Classified Listing to be Published), (iv) co-mingle in the White Pages of such Primary Directories on a non-discriminatory basis the SureWest Subscriber List Information with the Other Subscriber List Information, and (v) comply with any and all Subscriber-requested restrictions (e.g., unpublished or unlisted number requests) that are designated in the Subscriber List Information or otherwise designated to Publisher and are consistent with Publisher's policies. The SureWest Parties acknowledge and agree that Publisher shall have the right to Publish as identified in (i) - (v) above, even if there is no longer a Publishing Obligation; provided, however, that if Publisher intends to materially change the appearance, community information or organization of any of the Primary Directories after the Publishing Obligation ceases, the Parties shall negotiate in good faith to agree upon any such changes and, if the Parties cannot mutually agree upon such changes, Publisher shall continue to maintain substantially the same appearance, community information and organization of any of the Primary Directories as was in use when the Publishing Obligation was still in effect.

                (b) In discharging its obligations under this Agreement, Publisher, subject to Article VIII, shall comply with any Legal Requirement applicable to it, and shall not take any action that is reasonably likely to cause any SureWest Affiliate or Publisher to be in violation of any Legal Requirement, whether in effect now or in the future.

                (c) Without limiting the provisions of Section 3.1(b), Publisher shall ensure that (i) the appearance (including font and size) and integration of all Subscriber List Information occurs in a non-discriminatory manner and (ii) the Other Subscriber List Information is included in the Primary Directories using the same methods and procedures in all material respects, and under the same terms and conditions, as those with respect to the SureWest Subscriber List Information.

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                (d)     Publisher shall not propose, solicit or otherwise
encourage any Additional Legal Requirement in any Service Area that would reasonably be expected to result in any increased cost or decreased revenue to the SureWest Parties without the advance approval of SureWest. If SureWest is notified that any applicable Governmental Entity proposes any Additional Legal Requirement that SureWest reasonably expects would result in any cost increase or revenue decrease, then SureWest will involve and solicit advice from Publisher regarding how to respond to any such proposal.

                (e) Each of Publisher and SureWest shall promptly notify the other of, and shall at such Party's request cooperate with such Party with respect to, any inquiry, investigation, formal or informal complaint, lawsuit or docket relating to the matters covered by this Agreement begun or threatened by any Governmental Entity with jurisdiction over such Party. The Parties shall cooperate with each other with respect to any legal efforts to change legislation or regulations in an effort to minimize directory publication costs. As between the Parties, SureWest shall have sole responsibility for all discussions, communications and other interactions with Governmental Entities with respect to existing or prospective Legal Requirements that do not directly impact Publisher or its Affiliates in any material respect; provided, that Publisher may have any such discussions, communications or interactions if it provides SureWest reasonable prior notice and the right to participate in each of any such discussions, communications or interactions and, in the case of written correspondence, the right to receive and review in advance copies thereof. In any discussions, communications or interactions with Governmental Entities, each of the SureWest Parties, on the one hand, and Publisher, on the other, shall make it clear that it does not represent, or otherwise have authority to speak for or bind, the other Party.

                (f) For the avoidance of doubt, it is understood that no Party shall have any liability to the other Party for any failure to involve, solicit advice from or consult with the other Party as required by this Section
3.1 unless and only to the extent the other Party demonstrates it has been prejudiced by such failure.

         Section 3.2.   Premium Listings.

         Publisher shall, at no additional charge to the SureWest Parties, their Subscribers, Other Service Providers or the Subscribers of Other Service Providers, Publish the types of Premium Listings listed on Schedule 3.2, which are the Premium Listings being offered by the SureWest Parties to SureWest Subscribers in the Service Areas as of the date hereof, and any additional Premium Listings that are of a type that is similar to, and do not involve costs to Publisher that are different from the costs associated with, any of the Premium Listings listed on Schedule 3.2. In the event the SureWest Parties desire to offer additional Premium Listings that are of a type different from those currently offered, and involve costs to Publisher that are different from the costs associated with, any of the Premium Listings listed on Schedule 3.2, SureWest and Publisher shall negotiate in good faith the terms on which Publisher shall Publish such Premium Listings.

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         Section 3.3.   Phone Service Pages.

                (a) Upon request, and at no charge to any SureWest Party, Publisher shall include such phone service pages in the Primary Directories as the SureWest Parties may provide for the specific applicable Service Area(s). The content within such phone service pages shall not be promotional or advertising. Publisher shall have, subject to the terms of this Agreement (including Section 3.1(b) and (c)), the right to exercise final editorial control, which shall be exercised in a commercially reasonable manner and in conformity with applicable Legal Requirements, over the Published version of the content, design, format and location of the phone service pages. The phone service pages in any White Pages shall consist of two types:

                        (i) Generic Phone Service Pages. At no charge to any SureWest Party, Publisher shall Publish: (A) any information required to be included in the applicable White Pages and not prohibited from publication by any Legal Requirement (e.g., how to request service, contact repair service, dial directory assistance, reach an account representative, request buried cable locate service, and contact the special needs center for customers with disabilities); (B) information about SureWest's emergency numbers, consumer tips and local calling area; (C) non-company specific information, including long distance calling, state and international area codes, and a time zone map of the United States; (D) governmental listings; (E) an instructional notice directing all Subscribers to contact their local service provider to request any modifications to their existing listing, or to request a new listing; and (F) such additional information of a general or community nature identified by SureWest, such as maps and local stadium information, not to exceed fifty additional pages (A, B, C, D, E and F, collectively, the "Generic Phone Service Pages"). SureWest, at its sole cost and expense, shall prepare and provide Publisher with the information described in this Section 3.3(a)(i), with the exception of information about any CLEC or LEC with whom SWT does not have an interconnection agreement, which must be provided directly to Publisher by such CLEC or LEC. Publisher and SureWest shall cooperate to integrate the information described in this Section 3.3(a)(i) into the appropriate format and design and to ensure compliance with the Legal Requirements; and

                        (ii) Premium Phone Service Pages. To the extent offered by Publisher, and without limiting the rights and obligations of each of SureWest and Publisher set forth in Section 3.2, SureWest, and any CLECs included within the Scoped Area of a given White Pages, may elect to purchase premium phone service pages in such White Pages for the purpose of providing specific product and service information that is factual, instructional and/or directional in nature (the "Premium Phone Service Pages") in accordance with Publisher's then-prevailing policies and pricing, as such policies and pricing shall be reasonably established by Publisher from time to time; provided, however, that Publisher may not sell any Premium Phone Service Pages to any provider of Telecommunication Services or Video Services in the Service Area other than SureWest and any CLECs to which Publisher is required by applicable Legal Requirements to sell Premium Phone Service Pages; and provided further, that the prices charged by Publisher to any SureWest Affiliate for such Premium Phone Service Pages in any White Pages shall be equal to or less than the lowest prices for comparable Premium Phone Service Pages then being charged by Publisher to any Person with respect to such White Pages.

                (b) Ordering of Phone Service Pages. The Generic Phone Service Pages shall appear before the Premium Phone Service Pages in each White Pages. Each of the Generic Phone Service Pages and the Premium Phone Service Pages shall be arranged in alphabetical order, except that (i) any LEC having a written publishing agreement with Publisher and the highest number of the total number of Primary Listings for Subscribers in the relevant White Pages shall automatically be placed in first position in such Generic Phone Service Pages and Premium Phone Service Pages, (ii) if such LEC is not SWT, SWT shall appear immediately following such LEC in such Generic Phone Service Pages and Premium Phone Service Pages and (Iii) any other LECs shall appear in alphabetical order thereafter in such Generic Phone Service Pages and Premium Phone Service Pages.

         Section 3.4.   Changes To White Pages; Courtesy Classified Listings.

                (a) Publisher shall provide to SureWest written notice of any Material Change to any Primary Directory containing White Pages within 30 days after the decision is made to make any such Material Change and at least 120 days before any such Material Change is implemented. Publisher shall in good faith consult with SureWest with respect to any planned Material Change and engage in discussions with SureWest regarding any concerns SureWest may have regarding such Material Change. Notwithstanding anything in this Agreement to the contrary, SureWest may discuss such Material Change with any relevant Governmental Entity (and, in such event, Publisher shall be given reasonable prior notice and an opportunity to discuss the proposed Material Change with such Governmental Entity) and in no event shall any action taken by any Governmental Entity regarding such Material Change give rise to a reimbursement requirement by SureWest to Publisher.

                (b) Publisher shall provide to SureWest written notice of any change to its policies or practices relating to Publishing the result of which would not be consistent with industry practice at least 30 days prior to the planned implementation of such change.

                (c) If the provision of Courtesy Classified Listings is not a Legal Requirement in any Service Area and Publisher decides to no longer publish Courtesy Classified Listings at no charge in such Service Area, Publisher will provide SureWest with written notice of the decision at least 30 days prior to the commencement of the sales canvass for the impacted directories in such Service Area, and SureWest, by written notice delivered not more than 30 days after receipt of notice from the Publisher, may require Publisher to publish such Courtesy Classified Listings, provided that SureWest or SWT reimburses Publisher (so long as the provision of Courtesy Classified Listings at no charge is not a Legal Requirement) for the incremental costs of including such listings in the directories.

                (d) Representatives of each of Publisher and SureWest shall meet on a quarterly basis to discuss Publisher's activities relating to its fulfillment of the Publishing Obligation and any Material Changes or changes to Publisher's policies and practices relating to Publishing then under contemplation by Publisher.

         Section 3.5.   Editorial Discretion.

                (a) Publisher Policies. Subject to its obligations under this Agreement, Publisher may establish, discontinue or modify its policies from time to time with regard to any and all aspects of Publishing; provided, however, that Publisher shall give SureWest written notification of any changes in Publisher's policies or products that are reasonably likely to impact SureWest's obligations under this Agreement at least 120 days prior to the expected date of implementation of such changes; and provided further that, for the avoidance of doubt, Publisher may not alter or fail to comply with the terms of this Agreement in any material manner whatsoever by modification of its policies. Publisher's policies shall be commercially reasonable. Publisher may not make any commitments on behalf of SureWest or SWT or take any action that would materially impair or affect SWT's ability to discharge its Publishing Obligation, in each case without the prior written consent of SureWest.

                (b) Directory Cover. The outside front cover of any Primary Directory shall be selected by the mutual agreement of Publisher and SureWest, and Publisher and SureWest shall cooperate to assure that such outside front cover reflects the image sought to be presented by SWT in the Service Area, and an appropriate service and community orientation, and accurately communicates the information that Publisher and SureWest mutually deem appropriate for such cover.

         Section 3.6.   Delivery and Distribution.

                (a) Initial Delivery. Publisher shall timely deliver in accordance with the related Subscriber Delivery Information (i) at least one White Pages and, to the extent Legally Required, at least one Yellow Pages or
(ii) at least one combined White Pages and Yellow Pages to all Subscribers within the Scoped Area covered by the related Primary Directory(s) at no charge to the SureWest Parties, their Subscribers, Other Service Providers or the Subscribers of Other Service Providers. Subject to Section 3.4 and applicable Legal Requirements, Publisher may select the type or medium of delivery of such Primary Directories, provided that, in addition to complying with Section 3.4, Publisher shall make no change to the type or medium of delivery of any White Pages unless, in each case, Publisher makes the same change to the type and medium of delivery of each Yellow Pages distributed by Publisher in the same Scoped Area.

                (b) Replacements and New Customers. Subject to available inventory (which Publisher shall use commercially reasonable efforts to maintain at reasonable levels consistent with the Company's past practices), subsequent to the initial distribution of White Pages, Publisher shall timely, in a commercially reasonable manner, deliver (i) additional and replacement White Pages to Subscribers within the Scoped Area of such White Pages upon any reasonable request from a Subscriber within such Scoped Area and (ii) White Pages to New Customers within the Scoped Area for such White Pages, provided SureWest delivers timely New Customer information for the Service Areas to Publisher in the format in which such information is currently being delivered or such other format as may be mutually agreed upon by the Parties. Publisher shall make the foregoing deliveries at no charge to the SureWest Parties, their Subscribers, Other Service Providers or the Subscribers of Other Service Providers.

                (c) Distribution Coverage and Policies. Upon SureWest's request, Publisher shall provide to SureWest, at no charge: (i) a reasonable number of copies of Publisher's distribution policies for each Service Area describing which White Pages Subscribers in such Service Area shall receive and other matters relevant to the distribution of White Pages in such Service Area and (i) a reasonable number of copies of the White Pages coverage information, including those geographic areas included in and served by the White Pages and government pages, for each of the Service Areas. Each SureWest Party may make and retain copies of the information and documents provided pursuant to (i) and
(ii) above as necessary to perform its obligations hereunder.

                (d) Free Calling Area. In the event any SWT local or extended calling area extends beyond any Scoped Area, Publisher's delivery obligation with respect to any Subscriber that resides in the portion of such free calling area not within the relevant Scoped Area shall include only such White Pages as may be required to be provided to such Subscriber by any Legal Requirement, which Publisher shall provide promptly and at no charge to the SureWest Parties, their Subscribers, Other Service Providers or the Subscribers of Other Service Providers.

         Section 3.7. Rights in the Directory Products. The copyrights and other intellectual property rights in each Directory Product covered by this Agreement, and any and all illustrations, artwork, photographs, video, audio, text, maps and other advertising and information content created or procured for such Directory Product or for other Publisher products and services that are not submitted by or for SureWest or created at the request of SureWest (it being understood that purposes of this Section 3.7, Subscriber List Information shall not be considered to be submitted by or for SureWest or created at the request of SureWest), shall, as between SureWest and Publisher, be the sole and exclusive property of Publisher. Unless otherwise agreed in writing, any artwork for the outside front cover shall be the exclusive property of Publisher or the person from whom Publisher licensed rights. Except as permitted under applicable law, SureWest agrees not to copy any Directory Product or any other Publisher products and services, or any portion thereof, provided, however, that SureWest and any SureWest Affiliate may make a reasonable number of copies of limited portions of the Primary Directories for use in performing its obligations under this Agreement or pursuant to Legal Requirements and ensuring that its Subscribers are being listed in and receiving copies of the Primary Directories as provided herein.

         Section 3.8.   Changes in Service Areas.

                (a) SureWest may update Schedule 1.1 from time to time by written notice to Publisher, and from and after the date that is sixty (60) days after the date SureWest provides such notice the rights and obligations of this Agreement shall extend to any new, altered or changed Service Areas, unless Publisher notifies SureWest in writing within sixty (60) days of receiving such notice from SureWest that Publisher has determined in good faith that the cost benefit analysis related to complying with Publisher's related obligations hereunder would not weigh in favor of Publisher expanding its obligations hereunder in respect of such additional Service Areas. Subject to the prior sentence, as soon as practicable, but in any event within 24 months following written notice from SureWest regarding the addition of any Service Area to
Schedule 1.1, or such shorter period as is Legally Required, Publisher shall include SureWest's listings from such Service Area in a Primary Directory. Without limiting the generality of the foregoing, the rights and obligations of this Agreement shall not extend to any geographic area (i) that SureWest expands into as a CLEC or (ii) in which a SureWest Affiliate becomes the incumbent local exchange carrier (the "ILEC") as a result of an acquisition of the stock or assets of, or via a merger or other business combination transaction with, the Person previously providing local phone service in that geographic area as the ILEC, unless SureWest or a SureWest Affiliate elects to add such geographic area to Schedule 1.1.

                (b) If a SureWest Affiliate decides to cease providing local telephone service in a geographic area within any Service Area, SureWest shall advise Publisher as soon as practicable of such decision, provided that SureWest shall have no obligation hereunder to disclose material, non-public information. Upon such SureWest Affiliate ceasing to provide local telephone service in any geographic area, Publisher shall no longer have any obligation under this Agreement to Publish White Pages or Yellow Pages for such geographic area; provided, however, that Publisher shall be obligated to Publish the next issue of any White Pages scheduled to be issued within one year of such SureWest Affiliate ceasing such service if Legally Required.

                (c) Notwithstanding Section 3.8(b), if a SureWest Affiliate ceases to provide local telephone service in all or any portion of any Service Area as a result of (i) a sale, assignment or other transfer of access lines,
(ii) a merger or other business combination transaction with a Person in respect of access lines or (iii) any other agreement with any third party pursuant to which such Person shall provide local telephone service in lieu of such SureWest Affiliate in such Service Area, and, in any of the foregoing cases, such event does not constitute a Change of Control of SureWest: (A) SureWest shall require the acquiring Person to agree to enter into with Publisher, and Publisher shall enter into with such Person, binding agreements on terms equivalent in all material respects to those contained in this Agreement, the Non-Competition Agreement, the Licensing Agreement and the Listings License Agreement with respect to the relevant Service Area and (B) neither Publisher nor SureWest shall be released from its obligations under this Agreement other than with respect to such Service Area or portion thereof.

         Section 3.9. Open Access Termination. If SureWest and its Subsidiaries are no longer required by law to provide Subscriber List Information or Subscriber Delivery Information under nondiscriminatory and reasonable rates, terms and conditions to any Person requesting such information for the purpose of publishing Directory Products ("Open Access Termination"), SWT shall continue to license such information with respect to each Service Area to Publisher without separate charge.

         Section 3.10.  Regulatory Change.

                (a) Each Party shall provide the other Party with prompt written notice of the announcement by any Governmental Entity of any proposed Additional Legal Requirement. To the extent permitted by applicable law, SureWest shall provide Publisher with prompt notice of any Governmental Entity's determination that there is a problem with the manner in which Publisher is fulfilling the Publishing Obligation. Notwithstanding the foregoing, nothing in this Section 3.10 shall limit in any way Publisher's obligation to abide by any Additional Legal Requirement and implement any change related to the Publishing of Primary Directories that is required thereby. Publisher shall maintain, retain and produce upon request such records as SureWest and/or SWT may be Legally Required to maintain and any records as shall be reasonably necessary to show that Publisher has complied with the Legal Requirements.

                (b) Publisher shall bear the full burden and enjoy the full benefit of any increase or decrease in its costs of fulfilling the Publishing Obligation.

         Section 3.11. Publishing Order. If any Governmental Entity having jurisdiction over SureWest or SWT requires SureWest or SWT to Publish a White Pages (and does not allow SureWest or SWT to delegate such requirement to Publisher), or if such an order declares this Agreement null and void with respect to a White Pages (in each case, a "Publishing Order"), then SureWest or SWT shall Publish the relevant White Pages; provided, however, that, any White Pages that SureWest or SWT Publishes to fulfill a Publishing Order shall contain only the information required to be in such White Pages (e.g., Primary Listings) and shall not include any paid advertising content. If SureWest or SWT is required to Publish any White Pages by any Publishing Order, Publisher shall provide all services and materials to SureWest that are necessary for SureWest to Publish such White Pages, including printing, distribution and paper, to the maximum extent permitted by such Publishing Order, at Publisher's sole cost and expense. To the extent the provision by Publisher to SureWest of any such services or materials is prohibited by such Publishing Order, Publisher shall reimburse SureWest for SureWest's costs in performing or obtaining such services and materials.

         Section 3.12. SureWest Services. From time to time, Publisher and the applicable SureWest Subsidiary shall execute agreements (in the form of Exhibit
3.12 hereto or in forms mutually agreed to between the Parties prior to the date hereof), which require Publisher to use the applicable SureWest Subsidiary's (but not their successors') local, long distance, wireless and data services, on an exclusive basis until the seventh (7th) anniversary of the Effective Date; provided that (i) the applicable SureWest Subsidiary shall provide Publisher such services on a best price available basis for those services provided to other customers purchasing equivalent volumes and subject to equivalent term and other price-related commitments, (ii) the applicable SureWest Subsidiary shall provide the type and quality of services substantially equivalent, taken as a whole, to the services provided by other parties and (iii) the requirements of this Section 3.12 shall not apply to the extent that (A) Publisher has existing contractual arrangements with another provider as of the date of this Agreement until the expiration of such arrangements in accordance with their terms, (B) Publisher obtains a limited amount of such services from other providers of such services for purposes of network diversity, (C) Publisher reimburses any of its sales agents for such agents' costs of obtaining such services from another provider of such services with which Publisher does not have any related agreement, or (D) the amount of such services obtained from another provider of such services is de minimis.

                                   ARTICLE IV
                  RIGHTS AND OBLIGATIONS OF SUREWEST AND/OR SWT

         Section 4.1. Delivery of Subscriber List Information and Subscriber Delivery Information.

                (a) Pursuant to the Listings License Agreement and in accordance with Schedule 4.1, SureWest or SWT shall deliver or make available for delivery Subscriber List Information for Subscribers in the Service Areas, including any and all additions to, deletions from, and changes in such information from time to time so as to enable Publisher to Publish Primary Directories in accordance with Publisher's publication schedule.

                (b) Pursuant to the Listings License Agreement and in accordance with Schedule 4.1, SureWest or SWT shall deliver or make available for delivery Subscriber Delivery Information for Subscribers in the Service Areas, including any and all additions to, deletions from, and changes in such information from time to time so as to enable Publisher to deliver Primary Directories to all such Subscribers.

                (c) If SureWest or SWT elects to use a third party to deliver Subscriber List Information and/or Subscriber Delivery Information to Publisher, then such SureWest Party shall prepare and promptly provide to Publisher and such third party duplicate written authorizations to facilitate such delivery and such SureWest Party shall clearly designate and distinguish its information from all other information delivered by, of through such third party, provided that SureWest shall in any event remain liable for its obligations hereunder.

                (d) The Parties acknowledge that Publisher requires the Subscriber List Information provided under the Listings License Agreement to perform its obligations, and enjoy its rights and privileges, under this Agreement. Consequently, the Parties agree that if the Listings License Agreement is terminated due to Publisher's breach thereof beyond any applicable cure period, SWT shall reinstate such Listings License Agreement or enter into a new agreement on terms and conditions as set forth in Section 3.9; provided that Publisher has identified the cause of such breach, fully remedied such breach and established reasonable procedures to prevent the recurrence of such breach, and provided further that SWT shall not be obligated to reinstate such Listings License Agreement or enter into any other agreement as contemplated by this
Section 4.1(d) in the event of any termination resulting from any breach of any such agreement that is substantially similar to any prior breach of any such agreement within the immediately preceding twelve (12) month period, it being understood that Publisher does not waive any rights it may have under applicable law to obtain subscriber list or delivery information. If Publisher assigns its rights under this Agreement in accordance with the provisions herein, SWT shall enter into a listings license agreement with such successor entity subject to and in accordance with the terms and conditions herein.

                (e) Pursuant to the Listings License Agreement and in accordance with Schedule 4.1, SWT shall either (i) deliver, or cause to be delivered in a timely manner, or (ii) reimburse Publisher for any costs or expense it incurs in the purchase of EAS Listings for Subscribers in the Scoped Areas for each Primary Directory published by Publisher hereunder (including any and all additions to, deletions from, and changes in such information from time to time, so as to enable Publisher to include such EAS Listings in White Pages Published hereunder, to the extent Legally Required). If SWT fails to deliver such EAS Listings to Publisher in a timely manner, then Publisher may, at its sole election, either (A) purchase such EAS Listings from the LECs, CLECs, and Resellers, on SWT's behalf, or (B) purchase directories which include the EAS Listings at issue, whichever is the better overall ,as determined by Publisher in its reasonable good faith discretion, so that Publisher can make them available to Subscribers upon request, or as Legally Required, in lieu of including such EAS Listings in the Primary Directory at issue.

                (f) SureWest and SWT shall use commercially reasonable efforts to ensure that all Subscriber requested restrictions (such as "DO NOT PUBLISH" or "NON-PUB") are duly and accurately noted on the Subscriber Delivery Information it delivers, or causes to be delivered, to Publisher hereunder, for each particular Subscriber that makes such a request, and further acknowledges and agrees that Publisher shall have no duty or obligation hereunder to verify the accuracy, timeliness or appropriateness of any Subscriber Delivery Information provided by SWT (directly or indirectly) to Publisher hereunder. Notwithstanding the above, Publisher may update or correct any such information SWT may deliver, or caused to be delivered, upon the Subscriber's specific request. If Publisher does so, it shall notify SWT of the Subscriber's requested update or correction.

                (g) To the extent not otherwise prohibited by applicable Legal Requirements, SureWest shall provide Publisher with such information as Publisher may reasonably request from time to time for its use and consideration in connection with the planning and performance of the Publishing Obligation hereunder (including without limitation, rescopes, content changes, and directory life cycles), and as SureWest may lawfully provide without violating any applicable contractual obligations or applicable Legal Requirements. In addition, SureWest shall timely notify and apprise Publisher of any proposed changes or new developments relating to or otherwise affecting SureWest's information management systems and processes ("Systems Changes") which SureWest reasonably believes would have a material adverse impact on Publisher's use of the data and information provided by SureWest hereunder or in Publisher's costs of performance hereunder, as well as the implementation schedules for such changes or new developments, in order to allow Publisher reasonable opportunity to analyze and consider what effect or impact, if any, such System Changes may have on its activities and operations in the fulfillment of the Publishing Obligation hereunder, and, at Publisher's sole cost and expense, to make such changes to its own information management systems and processes as Publisher may determine necessary in order to accommodate SureWest's System Changes. Representatives of SureWest and Publisher shall discuss at quarterly meetings held pursuant to Section 3.4 any System Changes then under contemplation by SureWest.

         Section 4.2. Official Directory Publisher Designation. For the term of this Agreement (and any renewals thereof) and subject to Section 3 and the Licensing Agreement, (i) SWT designates Publisher as its exclusive official publisher of all Yellow Pages Directory Products distributed in the Service Areas and (ii) SureWest and SWT grants to Publisher the license rights to SureWest Intellectual Property as are set out in the Licensing Agreement, and Publisher agrees to the obligations and other restrictions set forth in the Licensing Agreement. Either Party may elect, but shall not be obligated, to disclose Publisher's official publisher status in their public announcements, promotional and advertising materials and sales contacts; provided, however, that the general nature of such disclosure shall first be reviewed and approved in writing by the other Party, which approval shall not be unreasonably withheld. SWT further agrees that any referrals it makes in response to inquiries concerning advertising in any tangible media Directory Product with respect to any Service Area shall be made solely to Publisher.

         Section 4.3 Savings Clause. Nothing in this Agreement is intended to be a sale, lease, assignment or other disposition from SWT to Purchaser of any property of SWT that is necessary or useful in the performance of SWT's duties to the public, or of any SWT right under any franchise or permit, and any part of this transaction that may be finally determined to effect such an act shall be deleted from this Agreement, but without affecting the validity and enforceability of all other provisions of this Agreement.

                                    ARTICLE V
                      CLAIMS, LIABILITY AND INDEMNIFICATION

         Section 5.1. Listing Claims. Subject to Publisher's indemnification obligations as set forth in Section 5.4(a), Claims regarding the SureWest Subscriber List Information in Publisher's Directory Products shall be referred to SureWest. SureWest shall use commercially reasonable efforts to promptly investigate, defend against, and resolve the same.

         Section 5.2. Advertising Claims. Subject to SureWest's indemnification obligations as set forth in Section 5.4(b), Claims regarding advertising in Publisher's Directory Products shall be referred to Publisher. Publisher shall use commercially reasonable efforts to promptly investigate, defend against and resolve the same.

         Section 5.3. Cooperation. The Parties shall cooperate in good faith in the investigation, defense, settlement or other resolution of any Claims arising out of any error or omission in or of any Subscriber listing and/or advertising in the Directory Products. In the event of any Claim asserting that Publisher and SureWest are jointly liable, (i) Publisher shall assume the responsibility for and advance the cost of defending that portion of such Claim relating to any advertising, (ii) SureWest shall assume the responsibility for and advance the cost of defending that portion of such Claim relating to any of SureWest Subscribers' listings and (iii) the Parties shall cooperate, share information and coordinate their efforts in an attempt to eliminate or minimize any liability and their respective attorneys' fees and costs. Any assumption of the defense of any Claim or portion thereof pursuant to this Section 5.3 shall not imply or create an assumption of liability for any final settlement or judgment for such Claim or portion thereof.

         Section 5.4.   Indemnification.

                (a) Publisher shall indemnify and hold harmless SureWest, its Affiliates and their respective directors, officers, employees, agents and assigns (collectively, the "SureWest Indemnified Parties") from, against, and in respect of, and shall reimburse the SureWest Indemnified Parties for, any and all Losses imposed on, sustained, incurred or suffered by, or asserted against, any of the SureWest Indemnified Parties directly or indirectly relating to, arising out of or resulting from (i) any Claims arising from Publisher's failure to perform any of its obligations under this Agreement, (ii) any third party Claims arising from any error or omission in or of a Subscriber's listing or advertising in any Directory Product except to the extent caused by SureWest or any of its Affiliates (including, without limitation because of any matter for which SureWest is required to indemnify Publisher in accordance with Section 5.4(b)(ii)), (iii) any third party Claims that any Directory Product violates or infringes the intellectual property rights of any third party or requires the consent of any third party, except to the extent that the right to use the intellectual property at issue was granted to Publisher or an Affiliate of Publisher pursuant to the Licensing Agreement and/or the Listings License Agreement and (iv) any Claims arising out of or relating to the conduct of Publisher's business, except to the extent caused by SureWest or its Affiliates.

                (b) SureWest shall indemnify and hold harmless Publisher, its Affiliates and their respective directors, officers, employees, Affiliates, agents and assigns (collectively, the "Publisher Indemnified Parties" and collectively with the SureWest Indemnified Parties, the "Indemnified Parties") from, against, and in respect of, and shall reimburse the Publisher Indemnified Parties for, any and all Losses imposed on, sustained, incurred or suffered by, or asserted against, any of the Publisher Indemnified Parties directly or indirectly relating to, arising out of or resulting from (i) any Claims arising from its failure to perform any of its obligations under this Agreement; (ii) any third-party Claims brought against Publisher in connection with its performance of the Publishing Obligation as a result of any error or omission in or of the Subscriber List Information, provided that SureWest shall have no indemnification obligation under this provision if and to the extent that such Losses were imposed on, sustained, incurred or suffered by, or asserted against, Publisher as a result of any breach by Publisher of its obligations under the agreement or the negligence or misconduct of Publisher, (iii) any third party Claims that any grant made by SureWest in the Licensing Agreement and/or the Listings License Agreement violates or infringes the intellectual property rights of any third party or requires the consent of any third party and (iv) any third party Claims arising out of or relating to the conduct of SureWest's business, except to the extent caused by Publisher or its Affiliates.

                (c) SureWest shall use commercially reasonable efforts to make applicable to Publisher any limitations on liability or indemnification rights SureWest may have as a result of tariff, statute or contractual provisions. In the event that any Loss is imposed on, sustained, incurred or suffered by, or asserted against, any Publisher Indemnified Party in respect of which such Publisher Indemnified Party is not entitled to indemnification from SureWest pursuant to Section 5.4(b) but SureWest would be entitled to indemnification from a third-party if such Publisher Indemnified Party had been SureWest or any of its directors, officers, employees, Affiliates or agents, SureWest shall, at Publisher's request and sole cost and expense, assert against such third-party a claim for indemnification in respect of such Loss and pay any proceeds from such claim to Publisher.

                (d) SureWest agrees to use commercially reasonable efforts to limit, by tariff or contract, its own and its contractors' and agents' liability to any Subscriber for any error or omission in any Subscriber List Information to no more than the cost, if any, assessed to the Subscriber for directory listing services.

         Section 5.5. Notice and Procedures. Any Indemnified Party seeking indemnification pursuant to this Agreement shall give prompt written notice in reasonable detail (the "Notice Of Claim") to the Party from whom such indemnification is sought (the "Indemnifying Party") stating the basis of each Claim for which indemnification is being sought hereunder within 30 days of obtaining knowledge thereof provided, however, that the failure timely to give a Claim Notice shall not affect the rights of an Indemnified Party hereunder, except to the extent that such failure materially prejudices the Indemnifying Party's defense of, or other rights available to the Indemnifying Party with respect to, such Claim. If the facts giving rise to any claim for indemnification involve an actual or threatened Claim by or against a third party:

                        (i) the Parties shall cooperate in the prosecution or defense of such Claim in accordance with Section 5.3 above and shall furnish such records, information and testimony and attend to such proceedings as may be reasonably requested in connection therewith; and

                        (ii) the Indemnified Party shall make no settlement of any Claim that would give rise to liability on the part of the Indemnifying Party without the latter's prior written consent that shall not be unreasonably withheld or delayed, and the Indemnifying Party shall not be liable for the amount of any settlement affected without its prior written consent.

         Section 5.6. Time Limitation. Any Notice of Claim relating to indemnification sought for any Losses relating to, arising out of or resulting from any Directory Product must be given within 24 months after the publication of such Directory Product, except in the case of Claims by a Yellow Pages customer that are first made after such date, which shall be identified in a Notice of Claim within sixty (60) days of receipt.

                                   ARTICLE VI
                                   TERMINATION

         Section 6.1.   Termination By Publisher.

                (a) If SureWest commits a Material Default, Publisher may provide written notice to SureWest specifying such Material Default in reasonable detail (a "Default Notice"). Upon receipt of any Default Notice, SureWest may elect to (i) cure the Material Default specified in such Default Notice (unless such Material Default is not susceptible to cure), and (ii) agree to indemnify Publisher pursuant to Section 5.4(b) for any Losses relating to, arising out of or resulting from such Material Default. If within forty-five
(45) days of SureWest's receipt of any Default Notice SureWest has not cured the Material Default specified in such Default Notice (or, if not reasonably curable within such forty-five (45) day period, provided Publisher with reasonable assurances that it has commenced and is diligently taking all actions necessary to cure such Material Default as soon as reasonably practicable, not to exceed ninety (90) days) and given Publisher written notice of its agreement to indemnify Publisher for any Losses relating to, arising out of or resulting from such Material Default, Publisher may terminate this Agreement and/or seek a judicial remedy. Notwithstanding the foregoing, if SureWest provides Publisher with written notice disputing the existence of the Material Default specified in such Default Notice within ten (10) days of SureWest's receipt of such Default Notice, the Parties shall, prior to seeking any judicial remedy, refer such dispute to a senior executive officer of each of SureWest and Publisher, who shall, for a minimum of five (5) business days, act in good faith to resolve such dispute and determine the appropriate remedial action (such process, a "Breach Resolution Process"). If it is then determined that the Material Default specified in such Dispute Notice occurred and remains uncured, Publisher may terminate this Agreement and/or seek a judicial remedy.

                (b) If SureWest (i) breaches Section 3.8(c) of this Agreement, or (ii) commits a Material Default with respect to any Service Area as opposed to the Agreement taken as a whole (each of clauses (i) and (ii) a "Service Area Default")), Publisher may provide written notice to SureWest specifying such Service Area Default in reasonable detail (a "Service Area Default Notice"). Upon receipt of any Service Area Default Notice, SureWest may elect to (i) cure the Service Area Default specified in such Service Area Default Notice (unless such Service Area Default is not susceptible to cure), and (ii) agree to indemnify Publisher pursuant to Section 5.4(b) for any Losses relating to, arising out of or resulting from such Service Area Default. If within forty-five (45) days of SureWest's receipt of any Service Area Default Notice SureWest has not cured the Service Area Default specified in such Service Area Default Notice (or, if not reasonably curable within such forty-five (45) day period, provided Publisher with reasonable assurances that it has commenced and is diligently taking all actions necessary to cure such Service Area Default as soon as reasonably practicable, not to exceed ninety (90) days) and given Publisher written notice of its agreement to indemnify Publisher for any Losses relating to, arising out of or resulting from such Service Area Default, Publisher may terminate this Agreement with respect to the Service Area specified in such Service Area Default Notice and/or seek a judicial remedy. Notwithstanding the foregoing, if SureWest provides Publisher with written notice disputing the existence of the Service Area Default specified in such Service Area Default Notice within ten (10) days of SureWest's receipt of such Service Area Default Notice, the Parties shall, prior to seeking any judicial remedy, engage in a Breach Resolution Process. If it is then determined that the Service Area Default specified in such Service Area Dispute Notice occurred and remains uncured, Publisher may terminate this Agreement with respect to the Service Area specified in such Service Area Default Notice and/or seek a judicial remedy.

         Section 6.2.   Termination By SureWest.

                (a) If Publisher commits a Material Default, SureWest may provide written notice to Publisher specifying such Material Default in reasonable detail (a "Default Notice"). Upon receipt of any Default Notice, Publisher may elect to (i) cure the Material Default specified in such Default Notice (unless such Material Default is not susceptible to cure), and (ii) agree to indemnify SureWest pursuant to Section 5.4(a) for any Losses relating to, arising out of or resulting from such Material Default. If within forty-five
(45) days of Publisher's receipt of any Default Notice Publisher has not cured the Material Default specified in such Default Notice (or, if not reasonably curable within such forty-five (45) day period, provided SureWest with reasonable assurances that it has commenced and is diligently taking all actions necessary to cure such Material Default as soon as reasonably practicable, not to exceed ninety (90) days) and given SureWest written notice of its agreement to indemnify SureWest for any Losses relating to, arising out of or resulting from such Material Default, SureWest may terminate this Agreement and/or seek a judicial remedy. Notwithstanding the foregoing, if Publisher provides SureWest with written notice disputing the existence of the Material Default specified in such Default Notice within ten (10) days of Publisher's receipt of such Default Notice, the Parties shall, prior to seeking any judicial remedy, engage in a Breach Resolution Process. If it is then determined that the Material Default specified in such Dispute Notice occurred and remains uncured, SureWest may terminate this Agreement (including Publisher's official directory publisher status) and/or seek a judicial remedy.

                (b) If Publisher breaches this Agreement in a manner that results in a material and continuing failure to discharge the Publishing Obligation with respect to any Primary Directory (a "Primary Directory Default"), SureWest may provide written notice to Publisher specifying such Primary Directory Default in reasonable detail (a "Directory Default Notice"). Upon receipt of any Directory Default Notice, Publisher may elect to (i) cure the Primary Directory Default specified in such Directory Default Notice (unless such Primary Directory Default is not susceptible to cure), and (ii) agree to indemnify SureWest pursuant to Section 5.4(a) for any Losses relating to, arising out of or resulting from such Primary Directory Default. If within forty-five (45) days of Publisher's receipt of any Directory Default Notice Publisher has not cured the Primary Directory Default specified in such Directory Default Notice (or, if not reasonably curable within such forty-five
(45) day period, provided SureWest with reasonable assurances that it has commenced and is diligently taking all actions necessary to cure such Primary Directory Default as soon as reasonably practicable, not to exceed one hundred twenty (120) days) and given SureWest written notice of its agreement to indemnify SureWest for any Losses relating to, arising out of or resulting from such Primary Directory Default, SureWest may terminate this Agreement with respect to the Service Area in which the Primary Directory specified in such Directory Default Notice is Published and/or seek a judicial remedy. Notwithstanding the foregoing, if Publisher provides SureWest with written notice disputing the existence of the Primary Directory Default specified in such Directory Default Notice within ten (10) days of Publisher's receipt of such Directory Default Notice, the Parties shall, prior to seeking any judicial remedy, engage in a Breach Resolution Process. If it is then determined that the Primary Directory Default specified in such Directory Default Notice occurred and remains uncured, SureWest may terminate this Agreement with respect to the Primary Directory specified in such Directory Default Notice and/or seek a judicial remedy.

                (c) SureWest may terminate this Agreement (including Publisher's official directory publisher status) if SureWest has terminated this Agreement pursuant to Section 6.2(b) above as a result of a default by Publisher that affects 20% or more of SWT Subscribers in the Service Areas, such percentage determined by using a numerator of the total number of SWT Subscribers in the Service Areas terminated by SureWest pursuant to Section 6.2(b) above and a denominator of the total number of SWT Subscribers in the Service Areas that would have been subject to this Agreement had SureWest not elected to terminate any such Service Areas pursuant to Section 6.2(b) above.

                (d) In the event of a termination of the Licensing Agreement with respect to any Service Area due to Publisher's uncured default thereunder, SureWest shall have the right to terminate this Agreement with respect to such Service Area.

         Section 6.3.   Transition Upon Termination.

                (a) If this Agreement is terminated pursuant to Section 6.1(a), the Parties shall cooperate in good faith to transition the Publishing Obligation to such Person or Persons that SureWest desires as soon as reasonably practicable and to ensure that the Publishing Obligation is discharged until such transition is complete, with SureWest bearing all direct costs and expenses related to such transitioning of the Publishing Obligation (e.g., data migration and third party consents) ("Transition Costs").

                (b) If this Agreement is terminated with respect to any Service Area pursuant to Section 6.1(b), the Parties shall cooperate in good faith to transition the Publishing Obligation with respect to such Service Area to such Person or Persons that SureWest desires as soon as reasonably practicable and to ensure that the Publishing Obligation is discharged until such transition is complete, with SureWest bearing all Transition Costs.

                (c) If this Agreement is terminated pursuant to Section 6.2(a) or Section 6.2(c), the Parties shall cooperate in good faith to transition the Publishing Obligation to such Person or Persons that SureWest desires as soon as reasonably practicable and to ensure that the Publishing Obligation is discharged until such transition is complete, with Publisher bearing all Transition Costs.

                (d) If this Agreement is terminated with respect to any Service Area pursuant to Section 6.2(b), the Parties shall cooperate in good faith to transition the Publishing Obligation with respect to such Service Area to such Person or Persons that SureWest desires as soon as reasonably practicable and to ensure that the Publishing Obligation is discharged until such transition is complete, with the Publisher bearing all Transition Costs.

         Section 6.4. Termination Without Prejudice. No Party shall be subject to damages or have any other liability to the other Party solely as a result of such Party's terminating this Agreement in accordance with its terms, and any such termination of this Agreement, or any decision not to so terminate, by a Party shall be without prejudice to any other right or remedy of such Party under this Agreement or applicable law.

                                  ARTICLE VII
                     OTHER DEFAULTS; LIMITATION OF LIABILITY

         Section 7.1. Other Defaults. If a Party commits an Other Default, the non-defaulting Party may (as in the event of any Material Default, Service Area Default or Primary Directory Default) pursue a claim for damages or any other remedy, but shall have no right to terminate this Agreement unless such Party obtains a judicial determination that termination is an appropriate remedy for such Other Default.

         Section 7.2. Limitation of Liability. Except with respect to indemnity obligations hereunder, neither Party, or its Affiliates, shall be liable to the other Party, or its Affiliates, for any damages other than direct damages, except in the case of fraud or willful misconduct. Each Party agrees that it is not entitled to recover and agrees to waive any claim with respect to, and shall not seek, consequential, punitive or any other special damages as to any matter under, relating to or arising out of the transactions contemplated by this Agreement, except with respect to such claims and damages arising directly out of a Party's fraud or willful misconduct.

                                  ARTICLE VIII
                               EXCUSED PERFORMANCE

         Section 8.1. General Force Majeure. Neither Party shall be in default under this Agreement or liable for any nonperformance that is caused by any unforeseeable occurrence or circumstance beyond such Party's reasonable control (including epidemic, riot, unavailability of resources due to national defense priorities, war, armed hostilities, industry-wide strike, walkouts, civil disobedience, embargo, fire, flood, drought, storm, pestilence, lightning, explosion, power blackout, earthquake, volcanic eruption, civil or military authority, act of God, act of a public enemy, act of terrorism, act of sabotage, act or omission of carriers, or other natural catastrophe or civil disturbance) during the period and to the extent that such extraordinary condition delays, impairs or prevents such Party's performance. Provided that the Party whose performance of obligations under this Agreement is delayed or otherwise impaired as a result of such event (the "Affected Party") has implemented and executes any Disaster Recovery Plan required herein and has notified the other Party in writing of the nature of such event and of the expected delay in or other impairment of performance upon the occurrence of a force majeure event, then the original scheduled date for an obligation of the Affected Party shall be deemed extended as necessary for the Affected Party to perform such obligation by using its best efforts as affected by the force majeure event, provided that if such force majeure event will prevent (or is reasonably expected to prevent) the Publisher from meeting one or more of its obligations hereunder for more than one hundred twenty (120) consecutive days, the SureWest Parties shall have the option to terminate this Agreement immediately upon written notice. During any occurrence of a force majeure event affecting Publisher's ability to perform hereunder, Publisher will give the SureWest Parties equal or better allocation priority to that of any other customer of Publisher. Unless this Agreement has been so terminated, upon the cessation of a force majeure event, the Affected Party shall inform the other Party of the date on which that Party's obligations under this Agreement shall be reinstated.

         Section 8.2. Disaster Recovery Plan. During the Term, Publisher will maintain a written disaster recovery plan in order to facilitate the publication of Directory Products to the extent possible in the event of a force majeure or similar disruption. Such disaster recovery plan shall include terms to provide a current grant to the SureWest Parties (through escrow or directly) of rights, licenses, information, know-how and/or other deliverables as may be required to enable the SureWest Parties to publish the Directory Products required by the Legal Requirements in the event of a force majeure or similar circumstances. Notwithstanding the SureWest Parties' review of any disaster recovery plan and/or any change thereto, Publisher will at all times remain solely liable for the adequacy and implementation of such disaster recovery plan. Publisher agrees to comply fully with the terms of its disaster recovery plan upon occurrence of any force majeure or similar circumstances.

                                   ARTICLE IX
                                  MISCELLANEOUS

         Section 9.1. Confidentiality. The confidentiality provision set forth in Section 6.3 of the Share Purchase Agreement is incorporated herein by reference and shall apply to the Parties hereto. The obligations thereunder shall survive the termination or expiration of this Agreement.

         Section 9.2. Further Assurances. Each Party shall take such other actions as the other Party may reasonably request or as may be necessary or appropriate to consummate or implement the transactions contemplated by this Agreement or to evidence such events or matters.

         Section 9.3.   No Agency Right to Subcontract.

                (a) Nothing in this Agreement or in any other document related to this transaction, and no action of or inaction by either of the Parties hereto shall be deemed or construed to constitute an agency relationship between the Parties hereto. Each Party is acting independently of the other and neither Party has the authority to act on behalf of or bind the other.

                (b) Notwithstanding anything to the contrary contained herein, Publisher shall be permitted, at any time and from time to time, to carry out or otherwise fulfill its obligations set forth in Section 3.1(a) through one or more agents, subcontractors or other representatives, each engaged with due care and required to be experienced, capable and of similar quality as Publisher, provided that in any event Publisher shall remain liable for such obligations. Notwithstanding the foregoing, Publisher shall not have the right to sublicense any marks or other intellectual property granted under this Agreement, unless otherwise agreed in writing by the Parties.

         Section 9.4. Governing Law; Service of Process; Jurisdiction. This Agreement will be governed by and construed and interpreted in accordance with the substantive laws of the State of California, without giving effect to any conflicts of law rule or principle that might require the application of the laws of another jurisdiction. The state or federal courts located within the City of Sacramento, California shall have exclusive jurisdiction over any and all disputes between the parties hereto, whether in law or equity, arising out of or relating to this agreement and the agreements, instruments and documents contemplated hereby and the parties consent to and agree to submit to the exclusive jurisdiction of such courts. Each of the Parties hereby waives and agrees not to assert in any such dispute, to the fullest extent permitted by applicable law, any claim that (i) such Party is not personally subject to the jurisdiction of such courts, (ii) such Party and such Party's property is immune from any legal process issued by such courts, or (iii) any litigation or other proceeding commenced in such courts is brought in an inconvenient forum. The Parties hereby agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.8, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof and hereby waive any objections to service accomplished in the manner herein provided.

         Section 9.5. Waiver of Jury Trial. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

         Section 9.6. Amendments; Waivers. Except as expressly provided herein, this Agreement and any attached schedule may be amended only by agreement in writing of the Parties. No waiver of any provision nor consent to any exception to the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by both Parties and then only to the specific purpose, extent and instance so provided. No failure on the part of either Party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right. In addition, no course of dealing or failure of any Party to strictly enforce any term, right or condition of this Agreement will be construed as a waiver of such term, right or condition.

         Section 9.7. No Assignment. Neither this Agreement nor any rights or obligations hereunder are assignable by either Party without the express prior written consent of the other Party; provided, however, that the prior written consent of a Party may not be unreasonably withheld if:

                        (i) the other Party desires to assign this Agreement upon written notice to the other Party to any of its Affiliates (including GateHouse Media Directories Holdings, Inc.) if the assigning Party requires such Affiliate to agree in writing to assume this Agreement and each of the other Commercial Agreements and the assigning Party remains liable for its obligations under each such agreement; and

                        (ii) there is a Change of Control of the other Party, provided that if the transferring Party is no longer directly bound as a party to this Agreement (e.g., because the Change of Control is a sale or transfer of assets or is the result of a transaction pursuant to which the successor, surviving or acquiring entity does not automatically succeed to the obligations of such Party by operation of law), the successor, surviving or acquiring entity shall agree in writing (in form and substance reasonably satisfactory to the other Party) to assume this Agreement and each of the other Commercial Agreements.

         Section 9.8. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given: (i) immediately when personally delivered; (ii) when received by first class mail, return receipt requested; (iii) one (1) day after being sent by Federal Express or other overnight delivery service; or (iv) when receipt is acknowledged, either electronically or otherwise, if sent by facsimile, telecopy or other electronic transmission device. Notices, demands and communications to the other party will, unless another address is specified by such party in writing, be sent to the address indicated below:

         If to Publisher, addressed to:

         GateHouse Media, Inc.
         350 WillowBrook Office Park
         Fairport, New York 14450
         Attention: Chief Executive Officer
         Fax: (585) 248-2631

         If to SureWest Parties, addressed to:

         SureWest Communications
         200 Vernon Street
         Roseville, California 95678
         Attention: President and Chief Executive Officer
         Fax: (916) 786-1800

         Section 9.9. Entire Agreement. This Agreement, including any schedules attached hereto, and the other Commercial Agreements constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith.

         Section 9.10. Severability. In the event that any one or more of the provisions or parts of a provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement or any other jurisdiction, but this Agreement shall be reformed and construed in any such jurisdiction as if such invalid or illegal or unenforceable provision or part of a provision had never been contained herein and such provision or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction.

         Section 9.11. Headings. The headings and captions set forth in this Agreement are for convenience only and shall not be considered as part of this Agreement nor as in any way limiting or amplifying the terms and provisions hereof.

         Section 9.12. Counterparts. This Agreement may be executed by facsimile and in one or more counterparts for the convenience of the Parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument.

         Section 9.13. Successors and Assigns; No Third Party Beneficiaries. This Agreement is binding upon and shall inure to the benefit of each Party and their respective successors or assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person or Governmental Entity any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         Section 9.14. Interpretation. The Parties each acknowledge that it has been represented by counsel in connection with this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the Parties. In the event of an inconsistency between the provisions of this Agreement and the provisions of any of the other Commercial Agreements, the provisions of this Agreement shall be controlling.

         Section 9.15. Attorneys' Fees and Costs. If attorneys' fees or other costs are incurred to secure performance of any obligations hereunder, or to establish damages for the breach thereof or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party will be entitled to recover reasonable attorneys' fees and costs incurred in connection therewith.

                            SIGNATURE PAGE TO FOLLOW

         IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed for and on its behalf as of the day and year first above written.

                                                    SUREWEST COMMUNICATIONS


                                                    By: /s/ Steven C. Oldham
                                                        ------------------------
                                                        Steven C. Oldham
                                                        President and CEO


                                                    SUREWEST TELEPHONE


                                                    By: /s/ Steven C. Oldham
                                                        ------------------------
                                                        Steven C. Oldham
                                                        President and CEO


                                                    GATEHOUSE MEDIA, INC.


                                                    By: /s/ Michael E. Reed
                                                        ------------------------
                                                        Michael E. Reed
                                                        Chief Executive Officer

                     SIGNATURE PAGE TO PUBLISHING AGREEMENT